Table of Contents
Filed Pursuant to Rule 424(b)(7)
Registration No. 333-211767

Prospectus Supplement
(To Prospectus dated June 1, 2016)

TransUnion
15,652,500 Shares of Common Stock Offered by the Selling Stockholder
The selling stockholder named in this prospectus supplement is offering
15,652,500 shares of common stock of TransUnion. We will not receive any proceeds from the sale of our common stock by the selling stockholder.
Our common stock is listed on the New York Stock Exchange (³NYSE´), under the symbol ³TRU´. On June 3, 2016, the closing sales price of our common stock as reported on the NYSE was $32.83 per share.

Investing in our common stock involves risks. You should carefully consider the risk factors referred to in the section titled ³Risk Factors´ on page
S-3 of this prospectus supplement, in any accompanying prospectus and in the documents incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Per Share  Total
Public offering price  $ 32.10  $502,445,250
Underwriting discounts and commissions(1)  $ 0.85  $ 13,304,625
Proceeds to the selling stockholder  $ 31.25  $489,140,625
(1)  See ³Underwriting (Conflicts of Interest).´

To the extent that the underwriters sell more than 15,652,500 shares of common stock, the underwriters have the option to purchase up to an additional 2,347,500 shares from the selling stockholder at the public offering price less the underwriting discount and commissions. The selling stockholder will receive all of the proceeds from the sale of any such additional shares to the underwriters.

The underwriters expect to deliver the shares against payment in New York,
New York on or about June 10, 2016.

Joint Book-Running Managers
Goldman, Sachs & Co.  J.P. Morgan  BofA Merrill Lynch  Deutsche Bank Securities
Evercore ISI  RBC Capital Markets  Wells Fargo Securities
Evercore ISI Cow en and Company  RBC Capital Markets  Wells Fargo Securities

Co-Managers
Cowen and Company  Stifel

Prospectus Supplement dated June 6, 2016.